Exhibit 99.1
BeautyHealth to Acquire SkinStylus®, FDA-Cleared Microneedling Device

Acquisition is a strategic step in portfolio build-up and BeautyHealth long-term vision

Long Beach, Calif., February 28, 2023 – The Beauty Health Company (NASDAQ: SKIN), home to flagship brand HydrafacialTM, today announced a definitive agreement to acquire SkinStylus®, an FDA-cleared microneedling device. The agreement represents a key step forward in BeautyHealth’s portfolio build-up strategy and ultimately its vision to become the world’s leading beauty, health and wellness platform, fueled by a community of engaged providers, estheticians and consumers.

Expected to reach $1 billion U.S. market size by 2030, microneedling is highly complementary to a Hydrafacial treatment and one of the most common co-treatments offered by providers. Often, a Hydrafacial is recommended as a pre-treatment to microneedling to ensure the skin is prepped and in an optimal state.

“Our long-held vision for BeautyHealth is to build an interconnected platform of brands and services that answer the booming consumer demand for seamless access to beauty health experiences and that support our community of estheticians and providers in delivering amazing services,” said BeautyHealth President and Chief Executive Officer Andrew Stanleick. “SkinStylus is a best-in-class microneedling device and, as an esthetician-founded brand, is grounded in real world insights from the treatment room. We are excited to roll out SkinStylus broadly to our Hydrafacial Nation.”

Microneedling is a non-surgical procedure performed by qualified providers using an array of tiny needles to create microscopic punctures in the skin to stimulate the body’s natural wound response, which is associated with the creation of new collagen and, with that, smoother, firmer and more even-toned skin.

“Microneedling is an exciting advancement in aesthetics that offers a minimally invasive treatment option with little downtime to improve the overall appearance of skin. It is the most requested treatment option from the tens of thousands of providers we work with around the world,” said BeautyHealth Chief Medical Officer Dr. Jwala Karnik. “Having carefully studied the category, we believe SkinStylus is new, better and different to anything else on the market. We are pleased to add SkinStylus to our portfolio and to build on our science-backed treatment offerings.”

Co-invented by a team of skincare and aesthetics professionals, the SkinStylus microneedling device is categorized by the FDA as a class II Medical Device and is cleared as clinically proven to improve the appearance of surgical or traumatic hypertrophic scars on the abdomen in adults aged 22 years and older. In time, BeautyHealth intends to seek FDA clearance for additional indications and regulatory approvals in other markets outside of the U.S.

Upon successful integration of SkinStylus into the BeautyHealth portfolio, the Company expects upside from the acquisition in 2024 and beyond.

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company delivering beauty health experiences that help consumers reinvent their relationship with their skin, bodies and self-confidence. Our flagship brand HydrafacialTM, created the category of hydradermabrasion by using a patented vortex-fusion delivery system to cleanse, extract, and hydrate the skin with proprietary solutions and serums. Hydrafacial provides a non-invasive and approachable skincare experience. Together, with our powerful community of aestheticians, consumers and partners, we are personalizing skin care solutions for all ages, genders, skin tones, and skin types. Hydrafacial is available in more than 90 countries with an install base of over 25,000 delivery systems providing millions of experiences to consumers each year. Find a local Hydrafacial at https://hydrafacial.com/find-a-provider/. For more information, visit www.beautyhealth.com.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside The Beauty Health Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include The Beauty Health Company’s ability to execute its business plan; the closing of the acquisition of SkinStylus; the successful integration of SkinStylus into The Beauty Health Company; the ability to complement a hydrafacial treatment with microneedling; potential litigation involving The Beauty Health Company; changes in applicable laws or regulations; the possibility that The Beauty Health Company may be adversely affected by other economic, business, and/or competitive factors; and the impact of the continuing COVID-19 pandemic on the Company’s business. The Beauty Health Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts
The One Nine Three Group
Investors: BeautyHealthIR@the193.com
Press: BeautyHealth@the193.com
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